Exhibit 99.1

WHITEHAWK EQUITY INCENTIVE PLAN

2026 EQUITY INCENTIVE PLAN

(Amended and Restated effective June 8, 2026)

1. Purpose. The purpose of this WhiteHawk 2026 Equity Incentive Plan, as amended and restated, is to provide a means through which WhiteHawk Minerals Corp. (the “Company”) and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout the Plan.

(a)	“Adjustment Event” has the meaning given to such term in Section 13(a) of the Plan.

(b)

“Affiliate” means, as to any specified Person, (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent or more of the outstanding voting securities of such other Person, (ii) any Person, ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person, (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (iv) any executive officer, director, trustee or general partner of such Person and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. An indirect relationship shall include circumstances in which a Person’s spouse, children, parents, siblings or mother, father, sister- or brother-in-law is or has been associated with a Person.

(c)

“Applicable Laws” means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (iii) rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

(d)

“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award and Cash-Based Incentive Award granted under the Plan.

(e)	“Award Agreement” means the document or documents by which each Award (other than a Cash-Based Incentive Award) is evidenced.

(f)

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Cash-Based Incentive Award” means an Award denominated in cash that is granted under Section 12 of the Plan.

(i)

“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of the Participant’s Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient or engaging in any act of material self-dealing without prior notice to and consent by the Board; (G) material breach of fiduciary duty or material breach of this Plan or any Award Agreement, after written notice of such breach has been given to the Participant with 30 days to cure such breach, to the extent such breach is curable; or (H) taking any action which is intended to harm or disparage the Company or any other member of the Company Group, or their reputations, or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any other member of the Company Group.

(j)	“Change in Control” means:

(i)

any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission shall not constitute a Change in Control of the Company;

(ii)

during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this Section 2(j), or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office, who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)

the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in any of the holders of voting securities of the Company immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (i) below) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv)

the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (ii) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(k)

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(l)	“Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(m)	“Common Stock” means the Class A common stock of the Company.

(n)	“Company” means WhiteHawk Minerals Corp., a Delaware incorporated company, or any successor.

(o)	“Company Group” means, collectively, the Company and its Subsidiaries.

(p)

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an employee of the Company to a director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

(q)	“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(r)

“Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.

(s)

“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of the Participant’s Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, (iii) in the absence of such a plan, the Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

(t)

“Effective Date” means the day prior to the first date upon which the shares of Common Stock are listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system. The original effective date of the Plan was January 23, 2026.

(u)

“Eligible Person” means any (i) individual employed by any member of the Company Group; provided, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(v)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(w)	“Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(x)

“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, that, as to any Awards granted on or with a Date of Grant of the date of the pricing an initial public offering of the Company’s Common Stock, “Fair Market Value” shall be equal to the per share price at which the Common Stock is offered to the public in connection with such initial public offering.

(y)	“GAAP” has the meaning given to such term in Section 7(d) of the Plan.

(z)	“Immediate Family Members” has the meaning given to such term in Section 15(b) of the Plan.

(aa)

“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(bb)	“Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(cc)

“Initial Public Offering” means the initial declaration of effectiveness by the Securities and Exchange Commission of a registration statement relating to the Company’s Common Stock and the Common Stock being listed for trading on a National Securities Exchange.

(dd)	“Liquidity Event” means: (i) a Change in Control or (ii) such other event as determined by the Board.

(ee)	“National Securities Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Stock Market or any similar national securities exchange.

(ff)	“Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(gg)	“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(hh)	“Option” means an Award granted under Section 7 of the Plan.

(ii)	“Option Period” has the meaning given to such term in Section 7(c) of the Plan.

(jj)

“Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

(kk)

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit that is granted under Section 10 of the Plan and is (i) payable by delivery of Common Stock, (ii) measured by reference to the value of Common Stock or (iii) is payable as dividends on Common Stock or is paid as dividend equivalents in respect of dividends paid on Common Stock.

(ll)

“Overall Share Limit” means the sum of (a) a number of shares of Common Stock equal to 2,674,658; and (b) an annual increase on the first day of each calendar year, beginning on January 1, 2027 and ending on and including January 1, 2036 equal to the lesser of (i) five percent (5%) of the aggregate number of shares of the Class A common stock and Class B common stock outstanding on an as-converted basis on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Class A common stock as is determined by the Board.

(mm)	“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(nn)

“Performance Criteria” means specific levels of performance of the Company (and/or one or more of the Company’s Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (i) terms relative to a peer group or index; (ii) basic, diluted, or adjusted earnings per share; (iii) sales or revenue; (iv) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (v) cash available for distribution; (vi) basic or adjusted net income; (vii) returns on equity, assets, capital, revenue or similar measure; (viii) level and growth of dividends; (ix) the price or increase in price of Common Stock; (x) total shareholder return; (xi) total assets; (xii) growth in assets, new originations of assets, or financing of assets; (xiii) equity market capitalization; (xiv) reduction or other quantifiable goal with respect to general and/or specific expenses; (xv) equity capital raised; (xvi) mergers, acquisitions, increase in enterprise value of Affiliates, Subsidiaries, divisions or business units or sales of assets of Affiliates, Subsidiaries, divisions or business units or sales of assets; and (xvii) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

(oo)	“Permitted Transferee” has the meaning given to such term in Section 15(b) of the Plan.

(pp)

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

(qq)	“Plan” means this WhiteHawk 2026 Equity Incentive Plan, as it may be amended and/or restated from time to time.

(rr)

“Qualifying Director” means a person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(ss)	“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(tt)

“Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(uu)

“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(vv)	“SAR Period” has the meaning given to such term in Section 8(c) of the Plan.

(ww)

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(xx)

“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(yy)	“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(zz)	“Strike Price” has the meaning given to such term in Section 8(b) of the Plan.

(aaa)	“Subsidiary” means, with respect to any specified Person, and unless otherwise set forth in an Award Agreement:

(i)

any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)

any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(bbb)	“Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.

(ccc)

“Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Overall Share Limit and the other limits specified in Section 5(b) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ddd)	“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date and will remain in effect until terminated by the Committee. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after ten (10) years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan.

4. Administration.

(a) General. The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Committee Authority. Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or cancelled, forfeited, suspended or accelerated and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, suspended or accelerated; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Delegation. Except to the extent prohibited by Applicable Laws or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(d) Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) Indemnification. No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting bad faith, fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Laws or by the Company’s Organizational Documents. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any member of the Company Group, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

(f) Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to any Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(g) Acceleration. The Committee may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Grants. The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Criteria. Awards may be granted in respect of shares of Common Stock, as well as shares issued by any of the Company, its Subsidiaries and its Affiliates.

(b) Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, the maximum number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be equal to the Overall Share Limit; (ii) subject to Section 13 of the Plan, no more than 2,674,658 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) the maximum value of Awards (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted during a single fiscal year to any Non-Employee Director, for services rendered as a Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value in respect of any fiscal year of the Non-Employee Director’s service on the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to such annual Non-Employee Director compensation limit in extraordinary circumstances, as the Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors. For purposes of the preceding sentence, any Awards granted to and any cash fees paid to a Non-Employee Director shall be taken into account in the fiscal year in which such Awards and/or fees are granted and/or are earned, rather than settled or paid.

(c) Share Counting. If any shares of Common Stock subject to an Award are forfeited, repurchased or surrendered, an Award expires or otherwise terminates without issuance in full of shares of Common Stock, or an Award is settled for cash (in whole or in part), in any case, in a manner that results in the Company acquiring shares of Common Stock covered by the Award at a price not greater than the price (as adjusted to reflect any Adjustment Event) paid by the Participant for such shares of Common Stock or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award (including on payment in shares of Common Stock on exercise of a Stock Appreciation Right), such shares of Common Stock shall, to the extent of such forfeiture, repurchase, surrender, expiration, termination, cash settlement or non-issuance, be added to the shares of Common Stock available for grant under the Plan on a one-for-one basis. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, then in each such case the shares of Common Stock so tendered or withheld shall be added to the shares of Common Stock available for grant under the

Plan on a one-for-one basis. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following shares of Common Stock shall not be added to the shares of Common Stock authorized for grant under Section 5(b) and shall not be available for future grants of Awards: (i) shares of Common Stock subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (ii) shares of Common Stock purchased on the open market by the Company with the cash proceeds from the exercise of Options. No shares shall be deemed to have been issued in settlement of a SAR or Restricted Stock Unit that provides for settlement only in cash and settles only in cash or in respect of any Cash-Based Incentive Award. Notwithstanding anything to the contrary contained herein, no shares of Common Stock shall again be available for future grants of Awards under the Plan to the extent that such return of shares of Common Stock would cause the Plan to be a “formula” plan or constitute a “material revision” or “material amendment” subject to stockholder approval under the requirements of the established stock exchange on which the Company’s securities are traded.

(d) Source of Shares. Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.

(e) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Overall Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

6. Eligibility. Participation in the Plan shall be limited to Eligible Persons.

7. Options.

(a) General. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an

Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than one hundred percent (100%) of the Fair Market Value of such share (determined as of the Date of Grant); provided, that, in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than one hundred ten percent (110%) of the Fair Market Value per share on the Date of Grant.

(c) Vesting and Expiration.

(i) Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii) Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that, if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by Applicable Laws, the Company’s insider trading policy (or Company-imposed “blackout period”) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition; provided, further, that in no event shall the extension last beyond a ten-year term of the applicable Option. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than ten percent (10%) of the voting power of all classes of stock of any member of the Company Group.

(d) Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the

Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”)); or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Any fractional shares of Common Stock shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate Applicable Law.

8. Stock Appreciation Rights.

(a) General. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Strike Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than one hundred percent (100%) of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.

(c) Vesting and Expiration.

(i) A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee.

(ii) SARs shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “SAR Period”); provided, that, if the SAR Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or a Company-imposed “blackout period”) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, then the SAR Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition; provided, further, that in no event shall the extension last beyond a ten-year term of the applicable SAR.

(d) Method of Exercise. SARs which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional shares of Common Stock shall be settled in cash.

9. Restricted Stock and Restricted Stock Units.

(a) General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b) Rights as Stockholders. The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the shares of Common Stock to be purchased, unless otherwise permitted by Applicable Laws. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Laws. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Restricted Stock, together with a stock power endorsed in blank. Subject to the restrictions set forth in this Section 9, Section 15(c) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c) Vesting. Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee and noted in the Award Agreement.

(d) Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one (1) share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Common Stock underlying a Restricted Stock Unit shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such dividends.

(e) Legends. The Company may place legends on stock certificates issued under the Plan that the Committee deems necessary or appropriate to comply with Applicable Laws.

10. Other Equity-Based Awards. The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

11. [Reserved.]

12. Cash-Based Incentive Awards. The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

13. Changes in Capital Structure and Similar Events. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Cash-Based Incentive Awards):

(a) General. In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities of the Company, issuance of warrants or other rights to acquire shares of common stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of common stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company or its financial statements, including changes in Applicable Laws or accounting principles, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Overall Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures (including, without limitation, Performance Criteria); provided, that, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(b) Change in Control. Without limiting the foregoing, and unless provided otherwise in an Award Agreement, in connection with any Change in Control or Adjustment Event, the Committee is hereby authorized and may, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Laws or accounting principles:

(i) substitute or assume Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change in Control does not substitute or assume the Awards, fully accelerate the vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards; provided, that, with respect to any performance-vested Awards, any such acceleration of vesting, exercisability, or lapse of restrictions shall be based on the greater of target performance and actual performance through the date of such Change in Control;

(ii) cancel any one or more outstanding Awards and pay to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value in the form of cash or other property of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under such Award, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be deemed settled in shares of Common Stock on or immediately prior to the applicable event if the Committee takes action under this clause (ii);

(iii) provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares of Common Stock covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iv) make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments described in Section 13(a));

(v) replace such Award with other rights or property selected by the Committee; and/or

(vi) provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c) Other Requirements. Prior to any payment or adjustment contemplated under this Section 13, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the shares of Common Stock or the share price of Common Stock, including any “equity restructuring” or any securities offering or other similar transaction, for administrative convenience, the Committee may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

(d) Fractional Shares. Any adjustment provided under this Section 13 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e) Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 13 shall be conclusive and binding for all purposes. Except as expressly provided in the Plan or the Committee’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Company shares of any class, dividend payment, increase or decrease in the number of shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an “equity restructuring” under Section 13(a) or the Committee’s action under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made regarding, the number of shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock. The Committee may in its discretion treat Participants and Awards (or portions thereof) differently under this Section 13.

14. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board or Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in GAAP to new accounting standards; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 13, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c) No Repricing. Except as otherwise permitted under Section 13 of the Plan, the Committee may not, without stockholder approval (i) reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

15. General.

(a) Award Agreements. Each Award (other than a Cash-Based Incentive Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(b) Nontransferability.

(i) Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes or (E) as the Committee may otherwise approve (each transferee described in clauses (A), (B), (C) and (D) and (E) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c) Dividends and Dividend Equivalents. The Committee may, in its sole discretion, provide a Participant as part of an Award (other than an Option or SAR) with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment at the same time such dividend is otherwise paid to a holder of Common Stock, payment to the Participant when an Award vests and withholding of such amounts by the Company subject to vesting of the Award, or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards. Any dividend or dividend equivalent otherwise payable in respect of any share of Restricted Stock or other Award that remains subject to vesting conditions at the time of payment of such dividend or dividend equivalent may be retained by the Company and remain subject to the same vesting conditions and risks of forfeiture as the underlying Award to which the dividend or dividend equivalent relates, at the discretion of the Committee. Except as otherwise set forth in the applicable Award Agreement, all such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable. Except as otherwise set forth in the applicable Award Agreement, any such dividend equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend equivalent payment becomes nonforfeitable, unless otherwise determined by the Committee or unless deferred in a manner to comply with Section 409A.

(d) Tax Withholding.

(i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof); (C) if there is a public market for shares of Common Stock at the time the applicable tax obligations are satisfied, unless the Company otherwise determines (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the applicable tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Committee; or (D) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Company.

(iii) The Committee has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, or sold by pursuant to an instruction under 15(d)(ii)(C) above, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(e) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(f) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(g) International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(h) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(i) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(j) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(k) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the

Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to, at any time, add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof cancelled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(l) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Company in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock, under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(m) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(n) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.

(r) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(s) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(t) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(u) Section 409A of the Code.

(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan be structured to be exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “nonqualified deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan subject to Section 409A is designated as a separate and distinct payment.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, to the extent necessary to avoid the imposition of additional taxes thereunder, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) (A) Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Section 409A of the Code, and if that Award provides for payment or a change in the time or form of payment based upon a Change in Control, then, solely for purposes of applying such payment or a change in the time or form of payment provision (and, for the avoidance of doubt, not for purposes of determining whether the Award shall benefit from the vesting acceleration resulting from a Change in Control), a Change in Control shall not be deemed to have occurred upon an event described in this definition unless the event would also constitute a change in ownership or effective control of, or a change in ownership of a substantial portion of the assets of, the Company under Section 409A of the Code, and if the Award is not payable upon or by reference to a Change in Control, the Award shall instead be paid based on the general distribution date or event provided for in the Award Agreement, and in any event in compliance with Section 409A of the Code; and (B) unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(v) Clawback/Repayment. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

(w) Right of Offset. The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(x) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(y) Cash Settlement. Without limiting the generality of any other provision of the Plan, the Committee may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, shares of Common Stock or a combination thereof.

(z) Broker-Assisted Sales. In the event of a broker-assisted sale of shares of Common Stock in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any shares of common stock to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation. If any tax withholding obligation will be satisfied under Section 15(d) above by the Company’s retention of shares of Common Stock from the Award creating the tax obligation and there is a public market for shares of Common Stock at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the shares of Common Stock retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

(aa) Grant of Awards to Certain Eligible Persons. The Company may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Stock or other securities of the Company may be issued and by which such Common Stock or other securities and/or payment therefor may be exchanged or contributed among the Company, its Subsidiaries, or any of its Affiliates, or may be returned to the Company upon any forfeiture of Common Stock or other securities by the Eligible Person.